EnCana’s third quarter cash flow up 32% to $1.4 billion,
earnings nearly double to $400 million

Balance sheet remains strong after large capital program and share buyback

Calgary, Alberta, (October 28, 2003) – EnCana Corporation’s (TSX & NYSE: ECA) continued growth in oil and gas sales combined with strong commodity prices generated cash flow of $1.4 billion, or $2.81 per common share diluted, during the third quarter of 2003, up 32 percent from $1.02 billion during the third quarter of 2002. Earnings were $400 million, or 82 cents per common share diluted, up 96 percent from earnings of $204 million in the third quarter of 2002. Revenues, net of royalties and production taxes, in the third quarter of 2003 were $3.1 billion. Capital investment, excluding acquisitions and dispositions, was $1.85 billion.

Growth from existing assets on track in third quarter of 2003
Third quarter oil, natural gas liquids (NGLs) and natural gas sales, excluding Syncrude, averaged 745,000 barrels of oil equivalent (BOE) per day, up more than 9 percent compared to sales of 682,000 barrels of oil equivalent per day during the third quarter of 2002. Daily natural gas sales increased more than 10 percent to average 2.96 billion cubic feet compared to 2.69 billion cubic feet during the third quarter of 2002. Oil and NGLs sales, excluding Syncrude, increased more than 7 percent, averaging 252,000 barrels per day, compared to 234,000 barrels per day in the third quarter of 2002. EnCana drilled 1,830 net wells in the third quarter of 2003.

Investment focused on growth and returns
“EnCana’s investment strategy is focused on achieving both strong growth and strong returns, a combination aimed at continuously increasing the intrinsic value of every share. Through 2003, we have divested of assets that have not met our stringent financial return thresholds, such as our Syncrude interest, which represented 32,000 barrels per day, or about 4 percent of EnCana’s production. We have redeployed a portion of those sale proceeds into buying about 20 million of our shares for cancellation, representing about 4.25 percent of the shares outstanding in October 2002. We believe this to be a value creating strategy for EnCana’s shareholders, given the confidence we have in the ability of our asset base to produce low-risk, high-return growth,” said Gwyn Morgan, EnCana’s President & Chief Executive Officer.

Organic growth from underlying assets on track at 10 percent in 2003
EnCana is on track to achieve about 10 percent organic production growth from continuing operations in 2003. Excluding Syncrude, total pro forma production in 2002 was 687,000 barrels of oil equivalent per day. Strong production increases are underway in the fourth quarter, putting the company on pace to achieve sales this year approaching the midpoint of its guidance, which is between 740,000 and 797,000 barrels of oil equivalent per day.

On an all in basis, including discontinued Syncrude operations, EnCana’s pro forma sales for 2002 were 722,500 barrels of oil equivalent per day. Comparing this to total forecast sales in 2003, and forecast reduction in shares outstanding from year-end 2002 to year-end 2003, puts EnCana on track to achieve an all in production per share growth rate in 2003 in excess of 10 percent.

Fourth quarter production rising in several regions
“In Ecuador, the recent completion of the new export pipeline has nearly doubled production to more than 96,000 barrels of oil per day. In the U.K. central North Sea, we have taken over operatorship of the Scott Telford production platform and increased our ownership in the project by 14 percent, resulting in an increase in our sales to about 17,000 barrels of oil equivalent per day,” Morgan said.

“In North America, our U.S. Rockies, British Columbia and southern Alberta resource plays are fuelling profitable gas growth. We drilled more than 1,800 net wells across the continent during the third quarter, most of which are yet to come on stream. An estimated 1,400 completed gas wells are expected to be tied into gathering systems during the fourth quarter, adding about 200 million cubic feet of gas production per day,” Morgan said.

The company is on target to achieve its 2003 sales forecast of between 740,000 and 797,000 barrels of oil equivalent per day. To date in October, sales are averaging more than 810,000 barrels of oil equivalent per day, comprised of 3.1 billion cubic feet of gas and 300,000 barrels of oil and NGLs. EnCana expects to exit the year producing between 820,000 and 840,000 barrels of oil equivalent per day from continuing assets – up more than 12 percent from the 2002 exit rate and well within the company’s forecast 2004 sales range of between 805,000 and 885,000 barrels of oil equivalent per day.

Major new resource play at Cutbank Ridge
In September, EnCana announced the capture of a major new resource play at Cutbank Ridge covering about 500,000 net acres near the foothills of British Columbia and Alberta and containing an estimated 4 trillion cubic feet of recoverable gas. Similar to the company’s resource plays at Greater Sierra in northeast B.C., Jonah in Wyoming, Mamm Creek in Colorado and Palliser and Suffield in southern Alberta, Cutbank Ridge is expected to deliver steady, profitable, long-life production growth for many years to come. The productive Cadomin geological formation underlying Cutbank Ridge lands is an expansive gas-charged reservoir where EnCana believes it can apply its proven assembly-line, resource play management system to generate several hundred million cubic feet of daily gas production in the years ahead. With Cutbank Ridge added to its portfolio, EnCana is now estimating that, beyond its proved and risked probable booked reserves, the company’s existing lands contain unbooked resource potential of approximately 11 trillion cubic feet of gas and 650 million barrels of oil. Over the coming years, EnCana expects to convert these resources to reserves.

All references to production, sales and financial information for the first nine months of 2002 in this news release text and tables for EnCana are presented on a pro forma basis as if the merger of PanCanadian Energy Corporation (“PanCanadian” or “PCE”) and Alberta Energy Company Ltd. (“AEC”) had occurred at the beginning of 2002. All dollar figures are Canadian unless otherwise stated.

Nine months cash flow hits $4.6 billion, net earnings $2.7 billion
During the first nine months of 2003, EnCana’s net earnings increased 229 percent from the first nine months of 2002 to $2.7 billion, or $5.60 per common share diluted. Net earnings include gains totalling $406 million after tax, or 83 cents per common share diluted, as a result of foreign exchange translation on U.S. dollar denominated debt. While the stronger Canadian dollar results in gains on the U.S. dollar denominated debt, it adversely impacts the average net Canadian dollar price realized by the company on its sales of oil, NGLs and natural gas, which are either directly denominated in U.S. dollars or denominated in Canadian dollars but closely tied to U.S. currency. Cash flow for the first nine months of 2003 was up 69 percent over the same period of 2002 to $4.6 billion, or $9.55 per common share diluted. Revenues, net of royalties and production taxes, in the first nine months were $10.4 billion. Capital investment in the first nine months, excluding acquisitions and dispositions, was $4.9 billion.

North American natural gas industry prices remain strong
Natural gas prices across North America remained strong due to marginally lower supplies in the U.S. and Canada and the need to replenish the low storage levels at the end of last winter. In the third quarter, the average benchmark NYMEX index price was US$4.97 per thousand cubic feet, up 56 percent from the third quarter of 2002. North American storage injections increased during the summer months taking gas storage levels close to long-term averages. In the third quarter, the company’s average realized field gate natural gas price, excluding hedging, was C$5.88 per thousand cubic feet; including hedging it was C$5.81 per thousand cubic feet.

World oil prices remain strong in the wake of continued supply uncertainty
During the third quarter, the average benchmark West Texas Intermediate crude oil price was US$30.21 per barrel, up 7 percent over the same period last year. The Organization of Petroleum Exporting Countries’ decision to cut oil supplies by 900,000 barrels per day effective November 1, 2003 and uncertainty regarding Iraqi production continue to support world oil prices at relatively high levels. EnCana’s third quarter average realized oil and NGLs price, excluding hedging, was C$28.24 per barrel; including hedging it was C$25.63 per barrel.

Risk management programs help mitigate volatility
EnCana’s risk management program is designed to partially mitigate the volatility associated with commodity prices, exchange rates and interest rates. From time to time, EnCana will fix prices on future oil and gas sales in order to lock in financial returns and reduce cash flow at risk. EnCana has about 40 percent of projected 2004 gas sales, after royalties, hedged at an average effective NYMEX price of about US$5.23, based upon a 1.32 C$/US exchange rate and a US$0.73 per thousand cubic feet AECO basis for Canadian conversions. About half of EnCana’s projected 2004 oil sales, after royalties, are hedged or subject to costless collars between US$20 and US$26 WTI. The detailed risk management positions at September 30, 2003 are presented in Note 10 to the third quarter Consolidated Financial Statements. With strong oil and gas prices and changes to exchange rates in the third quarter, EnCana’s financial commodity price and currency risk management measures resulted in revenue being lower by approximately $81 million, comprised of $61 million on oil sales and $20 million on gas sales.

Consolidated Highlights

Financial Highlights (unaudited)	Q3	Q3	9 Months	9 Months
(as at and for the periods ended September 30)	2003	2002	2003	2002
($ millions, except per share amounts)	Actuals	Actuals	Actuals	Pro forma[2]

Revenues, net of royalties and production taxes	3,116	2,741	10,378	7,489

Cash Flow	1,352	1,022	4,642	2,739
Per common share – diluted	2.81	2.12	9.55	5.66

Net earnings	400	204	2,712	825
Per common share – basic[1]	0.83	0.43	5.69	1.74
Per common share – diluted	0.82	0.42	5.60	1.70

Less:
Foreign exchange gain (loss) on translation of US$ debt (after-tax)	14	(145)	406	17
Per common share – basic	0.03	(0.30)	0.85	0.04
Per common share – diluted	0.03	(0.30)	0.83	0.04

Less:
Tax rate change gain	—	—	486	42
Per common share – basic	—	—	1.02	0.09
Per common share – diluted	—	—	1.00	0.09

Net earnings, excluding above gains (losses)	386	349	1,820	766
Per common share – basic	0.80	0.73	3.82	1.61
Per common share – diluted	0.79	0.72	3.77	1.57

Capital investment	1,849	1,440	4,880	4,084

				at Dec. 31/02
Total assets			30,212	31,322
Long-term debt			7,103	7,395
Preferred securities			549	583
Shareholders’ equity			14,953	13,794
Debt-to-capitalization ratio			33%	31%
(adjusted for working capital & including
preferred securities as debt)

Common shares (millions)
Outstanding at September 30	465.0	477.4	465.0	477.4
Weighted average (diluted)	480.5	482.2	486.3	483.6

[1]	Impact of including share options in earnings calculations
If EnCana were to record compensation expense for outstanding share options, net earnings per common share – basic would have been $5.58 per common share, 11 cents per common share less, for the first nine months of 2003.

[2]	Important Notice: Readers are cautioned that comparisons to 2002 nine months results are based on pro forma calculations and these pro forma results may not reflect all adjustments and reconciliations that may be required under Canadian generally accepted accounting principles. These pro forma results may not be indicative of the results that actually would have occurred or of the results that may be obtained in the future. Also, certain information provided for prior years has been reclassified to conform to the presentation adopted in 2003.

	Q3	Q3		9 Months	9 Months
Operating Highlights	2003	2002	%	2003	2002	%
(for the period ended September 30)	Actuals	Actuals	Change	Actuals	Pro forma[2]	Change

Sales
Natural gas (MMcf/d)
North America	2,954	2,679	+10	2,955	2,654	+11
U.K.	7	9	-22	11	10	+10
Total natural gas (MMcf/d)	2,961	2,688	+10	2,966	2,664	+11

Oil and NGLs (bbls/d)
North America	192,385	169,069	+14	184,523	166,572	+11
Ecuador	53,543	55,579	-4	48,667	51,467	-5
U.K.	5,813	9,538	-39	8,463	11,453	-26
Total oil and NGLs* (bbls/d)	251,741	234,186	+7	241,653	229,492	+5

Total sales (BOE/d)*	745,241	682,186	+9	735,986	673,492	+9

Prices
Natural Gas ($/Mcf)
Including hedging
Canada	5.76	3.53	+63	6.37	3.68	+73
U.S.	5.94	3.73	+59	6.68	3.61	+85
Excluding hedging
Canada	5.80	3.24	+79	6.71	3.56	+88
U.S.	6.11	3.16	+93	6.57	3.33	+97

Total North American gas ($/Mcf)
Including hedging	5.81	3.56	+63	6.45	3.67	+76
Excluding hedging	5.88	3.21	+83	6.68	3.52	+90

Oil and NGLs ($/bbl)
Including hedging
North American oil
Light/medium	28.51	35.12	-19	31.08	31.56	-2
Heavy	20.01	28.55	-30	21.94	25.62	-14
International oil
Ecuador	28.40	33.59	-15	33.27	29.97	+11
U.K.	35.79	39.30	-9	38.37	35.72	+7
Natural gas liquids	33.10	31.18	+6	36.01	27.93	+29

Excluding hedging
North American oil
Light/medium	32.59	36.01	-9	36.56	32.65	+12
Heavy	23.96	29.44	-19	27.05	26.14	+3
International oil
Ecuador	28.40	33.59	-15	33.27	29.97	+11
U.K.	35.79	39.30	-9	38.37	35.83	+7
Natural gas liquids	33.10	31.18	+6	36.01	27.93	+29

Total oil and NGLs ($/bbl)
Including hedging	25.63	32.27	-21	28.75	29.09	-1
Excluding hedging	28.24	32.83	-14	32.12	29.59	+9

*	Excludes EnCana’s share of Syncrude volumes, which averaged 3,401 barrels per day in the third quarter of 2003, compared to 36,039 barrels per day in the third quarter of 2002. For the first nine months of 2003, Syncrude volumes averaged 10,291 barrels per day, compared to 30,644 barrels per day in the same period in 2002.

Corporate developments

Normal Course Issuer Bid purchases
In the past 12 months, EnCana invested approximately $1 billion to purchase 20,224,400 common shares, representing approximately 4.25 percent of the company’s outstanding shares on October 21, 2002, at an average price of $50.35 per common share. These purchases more than offset the approximately 4.8 million shares issued to date this year as a result of the exercise of share purchase options. On October 14, 2003 the company’s total common shares outstanding was 464,246,813.

Normal Course Issuer Bid renewed
EnCana has received approval for the renewal of the company’s Normal Course Issuer Bid from the Toronto Stock Exchange. Under the renewed bid, which commenced on October 22, 2003, EnCana may, over a 12-month period, purchase for cancellation up to 23,212,341 of its common shares, representing 5 percent of the 464,246,813 common shares outstanding as at October 14, 2003. The price paid will be the market price at the time of acquisition.

Dividend
The board of directors of EnCana declared a quarterly dividend of 10 cents per share payable on December 31, 2003 to common shareholders of record as of December 12, 2003.

Cash tax outlook
EnCana’s estimate of normalized annual cash tax expense, with its current projected production, commodity prices, capital investment and exchange rate profile, is about $500 million per year. Largely as a result of the business reorganization arising from the merger, this pattern has shifted for 2003 and 2004. In 2003, cash taxes are expected to be about $400 million lower than the normalized level, while 2004 cash taxes are expected to be higher by a similar amount. For 2005, the company is expected to return to more normalized annual levels of cash tax.

U.S. protocol reporting of financial and operating results
Starting with year-end 2003, EnCana plans to report its financial and operating results following U.S. protocols in order to facilitate a more direct comparison to other North American upstream exploration and development companies. Financial results will be in U.S. dollars and EnCana’s operating results, namely production and reserves, will be reported on an after-royalties basis. EnCana will also provide convenience statements prepared in Canadian dollars, along with operating results following Canadian protocols — production and reserves reported on a before-royalties basis.

Forecast of 10 percent internal sales growth in 2003 and 2004 confirmed
Total 2003 daily sales volumes from continuing operations are forecast to increase approximately 10 percent from pro forma 2002 levels, averaging between 740,000 and 797,000 barrels of oil equivalent, which is comprised of between 3 billion and 3.1 billion cubic feet of gas per day and 240,000 and 280,000 barrels of oil and NGLs per day. In 2004, daily sales are expected to average between 805,000 and 885,000 barrels of oil equivalent, comprised of natural gas sales between 3.25 billion and 3.45 billion cubic feet per day and 265,000 and 310,000 barrels of oil and NGLs per day, representing a 10 percent increase from the midpoint of forecast 2003 sales levels.

Financial strength
EnCana has a strong balance sheet. At September 30, 2003, the company’s debt-to-capitalization ratio was 33:67 (preferred securities included as debt). EnCana’s Debt-to-EBITDA multiple, on a trailing 12-month basis, was 1.1 times. Third quarter capital investment was $1,849 million. Divestiture proceeds, net of acquisitions, were about $300 million.

On October 2, 2003, EnCana completed a public offering in the United States of US$500 million of 4.75% Notes due October 15, 2013. The net proceeds of the offering have been used to repay existing floating-rate bank and commercial paper indebtedness. As at September 30, 2003, on a pro forma basis, taking into account this offering, approximately 53 percent of EnCana’s outstanding debt was in U.S. dollars and 72 percent of total debt was long-term fixed rate. EnCana has received strong investment grade credit ratings from the major bond rating services: A(low) by Dominion Bond Rating Service Limited; Baa1 by Moody’s Investors Service and A- by Standard and Poor’s Ratings Services. The company also has a $4 billion credit facility with a syndicate of major banks and lending institutions, of which more than $1.78 billion remains unutilized at September 30, 2003.

Year to date core capital investment, before acquisitions and dispositions, was about $4.6 billion, while acquisitions were about $600 million and divestiture proceeds were about $2.4 billion, resulting in net capital investment of about $2.8 billion in the first nine months.

Capital investment update

EnCana 2003 forecast capital program

$ (millions)

Upstream
Offset production declines (estimated)	2,600
2003 and part of 2004 growth (estimated)	1,700
Exploration and long term development	600
Cutbank Ridge land purchase	400

Upstream total	5,300

Midstream
Original forecast	500
OCP Pipeline additional requirements	100

Midstream total	600

Core Capital total (forecast)	5,900

Other
Leased equipment purchases*	300
Minor corporate acquisitions	300

Other total	600

Divestitures
Express and Cold Lake pipelines**	(1,600)
Syncrude	(1,500)

Divestitures total	(3,100)

Net Capital Investment (forecast)	3,400

*	Represents the conversion of previous operating leases to EnCana ownership.
**	$1.6 billion less $600 million of net assumption, by the purchaser, of debt resulted in net cash proceeds of $1.0 billion.

EnCana’s 2003 upstream core capital investment is expected to be about $5.3 billion, an increase of about $400 million from the upper end of previous guidance. It is directed as follows: about $2.6 billion to offset annual production declines and about $1.7 billion for 2003 and a portion of 2004 production growth. Another $1 billion is directed to exploration, including Cutbank Ridge and multi-year development projects such as the Buzzard field. Total Midstream & Marketing capital is about $600 million. Minor corporate acquisitions total about $300 million and divestitures will generate total proceeds of $3.1 billion, resulting in a net 2003 capital investment forecast of $3.4 billion.

Preliminary reserve replacement cost estimated at less than $10 per barrel of oil equivalent
Based on the total upstream capital investment of about $5.9 billion, which includes core capital investment, minor acquisitions and most of the cost of purchases of previously leased equipment, the company’s preliminary 2003 proved reserve replacement cost estimate will be similar to that reported in 2002. In 2002, EnCana’s proved reserve replacement cost was $9.60 per barrel of oil equivalent.

Merger synergies update
EnCana estimates that it has implemented sustainable capital investment synergies of about $250 million and one-time, non-recurring capital synergies of about $380 million. EnCana has a tremendous inventory of investment opportunities, which in the post-merger period have led to more selective capital decisions yielding stronger economic metrics than either predecessor company could have accomplished. The company is also on track to realize annual recurring operating and administrative synergies of about $250 million per year.

Operating costs averaged $4.14 per barrel of oil equivalent for the third quarter of 2003 and $4.10 per barrel of oil equivalent for the first nine months of 2003, which is at the high end of the company’s $3.80 to $4.10 per barrel of oil equivalent target. With production forecast to increase in the fourth quarter, EnCana expects its per unit operating costs to decline marginally.

Operational highlights

North America

Third quarter natural gas and liquids sales up 11 percent year over year
North American gas, oil and NGLs sales, excluding Syncrude, continued to grow in the third quarter, averaging 685,000 barrels of oil equivalent per day — an 11 percent increase over the average of 616,000 barrels of oil equivalent per day in the third quarter of 2002. Natural gas sales were up 10 percent, averaging 2.95 billion cubic feet per day. Liquids sales, excluding Syncrude, were up 14 percent year over year, averaging 192,000 barrels per day. Production from the U.S. Rockies continues to achieve very strong year-over-year growth. An earlier than normal winter break up in northern Canadian locations and a wet spring across much of the Canadian plains resulted in a three-month delay in much of the company’s drilling program. Favourable weather has enabled much of the delayed program to be completed during the summer. An estimated 200 million cubic feet of daily production is expected to be connected to gathering systems during the fourth quarter. As a result of these delays, EnCana expects to achieve average 2003 gas sales volumes at the low end of its guidance range, but to exit 2003 already within the range of its 2004 gas sales guidance.

During the third quarter, the company did not inject gas production into storage since prices remained relatively high, with the AECO price index averaging $6.29 per thousand cubic feet of gas.

EnCana drilled 1,817 net wells in North America during the third quarter, and currently has about 25 rigs running in the U.S. Rockies and about 80 rigs across Western Canada.

USA region gas production surpasses 800 million cubic feet per day
Third quarter gas sales from the USA region rose 38 percent in the past year to average 757 million cubic feet per day, compared to an average of 550 million cubic feet per day for the same period in 2002. October production to date, which is largely from the Jonah field in Wyoming and the Mamm Creek field in Colorado, is more than 800 million cubic feet per day. In order to help mitigate pricing risk due to gas transportation constraints out of the U.S. Rockies, EnCana has fixed the price differential between NYMEX and the Rockies on 764 million cubic feet per day of gas sales for the remainder of 2003 at an average basis of US$0.52 per thousand cubic feet, and an average of 520 million cubic feet per day of forecast gas sales for 2004 through 2007 at an average basis of US$0.49 per thousand cubic feet.

“The Mamm Creek field, which we purchased in early 2001, is a classic resource play asset. Its production and reserves continue to grow and this low decline gas field has a large unbooked resource potential. In each of the past two years we have doubled daily gas production, from 35 million in 2001, to 70 million in 2002 and we are targeting a 2003 average of approximately 150 million cubic feet. At the same time, our costs to drill and complete a well have decreased by about 25 percent. With about 20 rigs currently drilling in the area, we are expecting continued strong performance from this high-growth asset,” said Roger Biemans, President of EnCana’s USA region.

In the Gulf of Mexico, EnCana holds a 25 percent interest in the recently-announced Sturgis deepwater discovery in Atwater Valley block 183, about 240 kilometres southeast of New Orleans, Louisiana. Located in about 3,700 feet of water, the Sturgis No.1 well encountered more than 100 feet of net pay of hydrocarbon-bearing sands. A subsequent side-track wellbore was drilled to a depth of 27,739 feet.

“Along with our earlier success this year in our appraisal drilling program at Tahiti, we are very encouraged by this latest find. We look forward to additional appraisal drilling at Sturgis by the operator — ChevronTexaco,” said Gerry Macey, EnCana’s President of International New Ventures Exploration.

Second major resource play added in northeast British Columbia at Cutbank Ridge
Over the past 18 months, EnCana has assembled more than 500,000 net acres (about 780 sections) of prospective lands that the company believes constitute a major new resource play at Cutbank Ridge near the foothills of the Canadian Rocky Mountains. Straddling the B.C.-Alberta border, EnCana’s Cutbank Ridge lands are estimated to contain more than 4 trillion cubic feet of recoverable gas.

“We believe Cutbank Ridge will perform like our other resource plays at Greater Sierra in northeast B.C., the Jonah field in Wyoming, Mamm Creek in Colorado and Palliser and Suffield in southern Alberta. It’s exactly the type of large-scale resource play we strive to capture and develop, one with the potential to generate several hundred million cubic feet per day of long-life, low decline gas production for many years to come,” said Randy Eresman, EnCana’s Chief Operating Officer. “These are the kinds of assets where we believe we can grow both production and reserves while our highly-focused business unit teams drive down costs by applying our proven resource play management system.”

Cutbank Ridge is estimated to contain 6 billion cubic feet of recoverable natural gas per section. The initial cost of drilling and completing each horizontal well, including gathering pipelines and facilities, is estimated at about $4 million. All in, full-life-cycle finding and development costs at Cutbank Ridge are expected to be about $1.50 per thousand cubic feet of gas, which should make the investment highly profitable.

Greater Sierra builds upon summer drilling program
EnCana’s Greater Sierra project is nearing the completion of 80 summer wells, more than double the number EnCana had planned earlier this year. With the positive changes in the B.C. government’s royalty regime for summer drilling and its commitment to improve road infrastructure, EnCana has stepped up its development at Greater Sierra. Production is currently about 220 million cubic feet per day and once summer wells are tied in, sales are expected to exit the year near 300 million cubic feet per day. As well, construction of EnCana’s new Ekwan Pipeline is expected to start in December. This 80 kilometre link to the Alberta gas transmission system has a planned capacity of more than 400 million cubic feet per day. With planned start-up by the second quarter of 2004, the Ekwan Pipeline is expected to facilitate continued sales growth from northeast British Columbia.

Coalbed methane development expands
EnCana is continuing to obtain technical and operational data required for large-scale coalbed methane (CBM) development on its 100-percent-owned shallow gas lands east of Calgary. EnCana’s commercial demonstration project is producing about 3 million cubic feet of gas per day from about 35 wells. During the last half of 2003, the company is drilling an additional 100 wells that are expected to take production to about 10 million cubic feet per day by year-end.

Suffield and Pelican Lake surpassing expectations
Heavy oil production growth at Suffield in southeast Alberta has risen 21 percent to over 40,000 barrels per day since the beginning of the year. Performance of EnCana’s Pelican Lake waterflood project in northeast Alberta is exceeding expectations as production to date in 2003 has averaged 16,000 barrels per day, up about 20 percent from initial forecasts. Based on the strong response from the 60 horizontal water injector wells turned on since project initiation in early 2002, Pelican Lake production is expected to rise more than 25 percent in 2004 to more than 20,000 barrels per day.

New phase underway for SAGD growth at Foster Creek
EnCana is injecting steam into its first expansion at Foster Creek in northeast Alberta, where oil production averaged more than 22,000 barrels per day during the third quarter. The six well pair expansion is expected to take total EnCana SAGD production, which includes other projects, to approximately 35,000 barrels per day by mid 2004.

East Coast — encouraging exploration results
EnCana has completed the drilling of two exploration wells near its Deep Panuke natural gas field, about 250 kilometres southeast of Halifax. Preliminary results from both wells — Margaree and MarCoh — are encouraging. EnCana holds 100 percent of Margaree and has 24.5 percent of MarCoh, where ExxonMobil owns 51 percent and Shell Canada holds 24.5 percent. In February 2003, EnCana initiated a comprehensive review of its Deep Panuke project in order to strengthen the anticipated economics of field development. The drilling results from Margaree and MarCoh will be incorporated into the company’s overall review. EnCana plans to update federal and provincial regulators on the status of its Deep Panuke evaluation in December.

“It is still too early to know precisely how development of this promising field may unfold. However, we are certainly encouraged by this additional drilling, which increases our confidence in the size of the reserve and the development potential at Deep Panuke,” Eresman said.

International

Third quarter oil sales from international operations averaged about 59,400 barrels of oil per day, down about 9 percent compared to the third quarter last year. With the OCP Pipeline in operation and EnCana’s expanded ownership in the Scott and Telford oil fields, October daily oil production to date from international locations is now more than 110,000 barrels of oil equivalent per day.

Fourth quarter Ecuador production expected to double
Third quarter sales in Ecuador averaged about 53,500 barrels of oil per day, down about 4 percent from an average of about 55,600 barrels per day one year earlier. The lower sales are due largely to the delivery of about 6,800 barrels per day during the quarter for use as line fill on the new OCP Pipeline, which recently completed and passed performance testing. EnCana had hoped OCP would be completed early in the summer, but a significant volcanic eruption and subsequent mud flows, which occurred as pipeline construction was nearing completion, delayed the initial start date. However, with the opening of the pipeline in early September, EnCana has now taken its Ecuador production to more than 96,000 barrels per day, well on the way to the company’s 2004 target of more than 100,000 barrels per day of production. In September, EnCana sold three tanker loads carrying more than 1.7 million barrels of Napo, the new OCP crude oil blend.

“Ecuador has entered a new era in its economic and industrial development. The opening of the first privately owned and operated pipeline, where EnCana indirectly holds a 36 percent interest, is expected to attract new investment to the country. We are continuing to develop our existing land base and look for new lands to further expand our production,” said Don Swystun, President of EnCana’s Ecuador region.

EnCana increases stake in North Sea’s Scott and Telford fields and takes over operatorship
On October 1, 2003, EnCana completed its acquisition of an additional 14 percent interest in each of the Scott and Telford oil fields. The company took over operatorship of the Scott Telford production platform on October 1 and now holds 27.5 percent of the Scott field and 34.2 percent of the Telford field. Net production is currently about 17,000 barrels of oil equivalent per day.

During the fourth quarter, the U.K. Department of Industry and Trade is expected to conclude its regulatory review of EnCana’s development plan for the North Sea’s Buzzard oil field, estimated to contain more than 400 million barrels of recoverable reserves. Preliminary selection of Aker Verdal of Norway to construct three steel jackets has been announced. Bids for additional components are being reviewed. Provided that regulatory and partner approval is received, Buzzard is expected to start production in late 2006. EnCana, the operator, holds approximately 43 percent of Buzzard, which is expected to produce about 75,000 barrels per day of light, royalty free oil net to EnCana at peak production.

Midstream & Marketing

EnCana’s Midstream & Marketing division generated $19 million of operating cash flow in the third quarter of 2003. With the strong prices for natural gas through the first three quarters of 2003, and lower than expected seasonal price differentials during much of the year, EnCana has seen lower prices bid for storage capacity and reduced opportunities for storage optimization as compared to previous years.

During the year, the company changed its focus on the utilization of Midstream & Marketing’s proprietary storage capacity. EnCana’s proprietary production will not normally be injected into storage except to mitigate short-term operational or transportation constraints. Proprietary storage capacity will now be utilized by the company’s gas storage business unit for optimization activities and third party contracting.

During the fourth quarter, the company anticipates Midstream & Marketing will achieve operating cash flow of approximately $40 million. Based on current forward market gas prices we expect to capture significant margins on our winter withdrawals of storage optimization volumes, but more heavily weighted to realizations in the first quarter of 2004. Total operating cash flow from Midstream & Marketing for 2003 is now expected to be approximately $75 million, down from the previous estimate of $100 million to $130 million.

New Louisiana storage facility planned
EnCana Gas Storage is planning to build a new, high-deliverability gas storage facility in southwest Louisiana. Starks Gas Storage L.L.C., an indirect, wholly owned subsidiary of EnCana Gas Storage Inc., plans to develop the project by converting existing underground brine caverns into a gas storage facility with connections to a number of nearby, large-diameter gas transmission pipelines. Located approximately 25 miles west of Lake Charles, Louisiana, Starks plans to initially develop 8 billion cubic feet of gas storage capacity with a withdrawal rate of approximately 400 million cubic feet per day. Having completed the preliminary engineering work and secured the property rights, Starks is now seeking customers with an interest in booking capacity in the new facility. The project is anticipated to be fully in-service by the third quarter of 2005.

EnCana continues to pursue expansions of its continental gas storage network, primarily with the expansion of Wild Goose Storage in northern California, and the completion of the first phase of the Countess gas storage facility east of Calgary. The Wild Goose expansion, scheduled for completion in April 2004, will raise total working gas capacity by 10 billion cubic feet to approximately 24 billion cubic feet, plus expand daily withdrawal capability by 140 percent to 480 million cubic feet per day and daily injection capability more than fivefold to 450 million cubic feet per day. The first phase of the Countess facility, scheduled for start-up November 1 of this year, has 10 billion cubic feet of gas in inventory and available for withdrawal during the coming winter. Two additional phases of Countess are planned to take capacity to about 30 billion cubic feet in 2004 and 40 billion cubic feet in 2005.

FINANCIAL INFORMATION

NOTE: All financial information in this news release reflects actual results, except for the company’s 2002 pro forma nine-month financial results, which reflect the results of PanCanadian and AEC as if they had merged at the beginning of 2002. The actual statements for the first nine months of 2002 represent PanCanadian results alone during the first quarter of 2002 as the merger did not occur until the beginning of April 2002.

This news release and EnCana’s supplemental information, including convenience financial statements prepared in U.S. dollars, are posted on the company’s Web site: www.encana.com.

Updated guidance
EnCana has posted an updated guidance document on its Web site.

CONFERENCE CALL TODAY

EnCana Corporation will host a conference call today, Tuesday, October 28, 2003 starting at 11 a.m., Mountain Time (1 p.m. Eastern Time), to discuss EnCana’s third quarter 2003 financial and operating results.

To participate, please dial (719) 457-2623 approximately 10 minutes prior to the conference call. An archived recording of the call will be available from approximately 5 p.m. on October 28 until midnight November 2, 2003 by dialing (888) 203-1112 or (719) 457-0820 and entering pass code 178873.

A live audio Web cast of the conference call will also be available via EnCana’s Web site, www.encana.com, under Investor Relations. The Web cast will be archived for approximately 90 days.

EnCana Corporation
EnCana is one of the world’s leading independent oil and gas companies and North America’s largest independent natural gas producer and gas storage operator. It has an enterprise value of approximately C$30 billion. Ninety percent of the company’s assets are in four key North American growth platforms. EnCana is the largest producer and landholder in Western Canada and is a key player in Canada’s emerging offshore East Coast basins. Through its U.S. subsidiaries, EnCana is one of the largest gas explorers and producers in the Rocky Mountain states and has a strong position in the deepwater Gulf of Mexico. International subsidiaries operate two key high potential international growth platforms: Ecuador, where it is the largest private sector oil producer, and the U.K. central North Sea, where it is the operator of a large oil discovery. EnCana and its subsidiaries also conduct high upside potential new ventures exploration in other parts of the world. EnCana is driven to be the industry’s high performance benchmark in production cost, per-share growth and value creation for shareholders. EnCana common shares trade on the Toronto and New York stock exchanges under the symbol ECA.

ADVISORY — In the interest of providing EnCana Corporation (“EnCana” or the “Company”) shareholders and potential investors with information regarding the Company, certain statements throughout this news release constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words such as “anticipate”, “believe”, “expect”, “plan”, “intend”, “forecast”, “target”, “project” or similar words suggesting future outcomes or statements regarding an outlook. Forward-looking statements in this news release include, but are not limited to, statements with respect to: projected cash taxes for 2003, 2004 and beyond; projected oil shipment volumes through the OCP Pipeline by the end of 2003 and in 2004 and beyond, and the impact of the OCP Pipeline on investment in Ecuador; the timing for completion of the various phases of the Countess, Wild Goose and Starks gas storage projects, and storage capacities, injection and withdrawal rates expected upon completion; the effect of certain forward contracts; the production, growth and growth potential, including the Company’s plans therefor, with respect to EnCana’s various assets and initiatives, including assets and initiatives in North America, Ecuador, the U.K. central North Sea and the Gulf of Mexico; projections relating to the Company’s coalbed methane and SAGD projects and initiatives; production and sales targets for oil, natural gas and natural gas liquids for 2003 and 2004; the timing for completion of regulatory review and the commencement of production from the Buzzard project, and expected production rates therefrom; the Company’s projected capital investment levels for 2003; projected operating costs and finding and development costs for 2003; the Company’s execution of share purchases under its Normal Course Issuer Bid; projections for wells and production to be tied into gathering systems during the fourth quarter of 2003, and production increases expected therefrom; projected unbooked resource potential available from various assets and initiatives; expectations regarding 2003/2004 winter gas prices; gas storage levels for 2003 and 2004; projected cash flow for 2003 from the Midstream & Marketing division; estimated sustainable capital investment, operating and administrative synergies; the projected per share growth rate for 2003; the projected sales growth rate for 2003 and 2004; the impact of the company’s investment strategy on future share value; the company’s estimate of its ability to convert unbooked resource potential to reserves; plans to report financial and operating results following U.S. protocols and in U.S. dollars; 2003 proved reserves replacement cost; projected future usage plans for the company’s proprietary gas storage facilities; the projected profitability and margins which may be achieved from various projects and initiatives, including Cutbank Ridge and gas storage operations, and the timing for completion and capacity of the Ekwan Pipeline project.

Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward-looking statements will not occur, which may cause the Company’s actual performance and financial results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things: volatility of oil and gas prices; fluctuations in currency and interest rates; product supply and demand; market competition; risks inherent in the Company’s marketing operations, including credit risks; imprecision of reserve estimates and estimates of recoverable quantities of oil, natural gas and liquids from resource plays and other sources not currently classified as proved or probable reserves; the Company’s ability to replace and expand oil and gas reserves; its ability to generate sufficient cash flow from operations to meet its current and future obligations; its ability to access external sources of debt and equity capital; the timing and the costs of well and pipeline construction; the Company’s ability to secure adequate product transportation; changes in environmental and other regulations; political and economic conditions in the countries in which the Company operates, including Ecuador; the risk of international war, hostilities, civil insurrection and instability affecting countries in which the Company operates and international terrorist threats; risks associated with existing and potential future lawsuits and regulatory actions brought against the Company; the risk that the anticipated synergies to be realized by the merger of AEC and the Company will not be realized; costs relating to the merger of AEC and the Company being higher than anticipated and other risks and uncertainties described from time to time in the reports and filings made with securities regulatory authorities by EnCana. Statements relating to “reserves”, “resources”, and “resource potential” are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions that the reserves and resources described exist in the quantities predicted or estimated, and can be profitably produced in the future. Although EnCana believes that the expectations represented by such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Readers are cautioned that the foregoing list of important factors is not exhaustive. Furthermore, the forward-looking statements contained in this news release are made as of the date of this news release, and EnCana does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements contained in this news release are expressly qualified by this cautionary statement.

Further information on EnCana Corporation is available on the company’s Web site, www.encana.com, or by contacting:

FOR FURTHER INFORMATION:
Investor contact:	Media contact:
EnCana Corporate Development
Sheila McIntosh Senior Vice-President, Investor Relations (403) 645-2194 Greg Kist Manager, Investor Relations (403) 645-4737	Alan Boras Manager, Media Relations (403) 645-4747

Interim Report
For the period ended September 30, 2003

EnCana Corporation

CONSOLIDATED STATEMENT OF EARNINGS

		September 30

		Three Months Ended		Nine Months Ended

(unaudited) ($ millions, except per share amounts)		2003	2002	2003	2002

REVENUES, NET OF ROYALTIES AND PRODUCTION TAXES	(Note 3)	$3,116	$2,741	$10,378	$6,388

EXPENSES	(Note 3)
Transportation and selling		173	174	537	380
Operating		445	350	1,372	869
Purchased product		955	1,041	3,458	2,317
Administrative		56	50	172	111
Interest, net		87	112	257	242
Foreign exchange (gain) loss	(Note 5)	(25)	156	(560)	(24)
Depreciation, depletion and amortization		748	605	2,211	1,392

		2,439	2,488	7,447	5,287

NET EARNINGS BEFORE THE UNDERNOTED		677	253	2,931	1,101
Income tax expense	(Note 6)	278	126	513	361
Distributions on Subsidiary Preferred Securities, net of tax		—	11	—	11

NET EARNINGS FROM CONTINUING OPERATIONS		399	116	2,418	729
NET EARNINGS FROM DISCONTINUED OPERATIONS	(Note 4)	1	88	294	66

NET EARNINGS		$400	$204	$2,712	$795
DISTRIBUTIONS ON PREFERRED SECURITIES, NET OF TAX		7	1	(8)	2

NET EARNINGS ATTRIBUTABLE TO COMMON SHAREHOLDERS		$393	$203	$2,720	$793

NET EARNINGS FROM CONTINUING OPERATIONS PER COMMON SHARE	(Note 9)
Basic		$0.83	$0.24	$5.08	$1.83
Diluted		$0.82	$0.24	$5.00	$1.80

NET EARNINGS PER COMMON SHARE	(Note 9)
Basic		$0.83	$0.43	$5.69	$1.99
Diluted		$0.82	$0.42	$5.60	$1.96

CONSOLIDATED STATEMENT OF RETAINED EARNINGS
		Nine Months Ended September 30

(unaudited) ($ millions)		2003	2002

RETAINED EARNINGS, BEGINNING OF YEAR		$4,684	$3,630
Net Earnings		2,712	795
Dividends on Common Shares and Other Distributions, net of tax		(135)	(122)
Charges for Normal Course Issuer Bid	(Note 8)	(503)	—

RETAINED EARNINGS, END OF PERIOD		$6,758	$4,303

See accompanying Notes to Consolidated Financial Statements.

Interim Report
For the period ended September 30, 2003

EnCana Corporation

CONSOLIDATED BALANCE SHEET

		As at	As at
		September 30,	December 31,
(unaudited) ($ millions)		2003	2002

ASSETS
Current Assets
Cash and cash equivalents		$335	$183
Accounts receivable and accrued revenue		1,295	1,987
Inventories		1,046	528
Assets of discontinued operations	(Note 4)	—	3,422

		2,676	6,120
Capital Assets, net	(Note 3)	24,440	22,356
Investments and Other Assets		627	377
Goodwill		2,469	2,469

	(Note 3)	$30,212	$31,322

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities		$1,964	$2,282
Income tax payable		208	20
Liabilities of discontinued operations	(Note 4)	—	1,758
Current portion of long-term debt	(Note 7)	50	212

		2,222	4,272
Long-Term Debt	(Note 7)	7,103	7,395
Deferred Credits and Other Liabilities		557	564
Future Income Taxes		5,377	4,840
Preferred Securities of Subsidiary		—	457

		15,259	17,528

Shareholders’ Equity
Preferred securities		549	126
Share capital	(Note 8)	8,527	8,732
Share options, net		98	133
Paid in surplus		—	61
Retained earnings		6,758	4,684
Foreign currency translation adjustment		(979)	58

		14,953	13,794

		$30,212	$31,322

See accompanying Notes to Consolidated Financial Statements.

Interim Report
For the period ended September 30, 2003

EnCana Corporation

CONSOLIDATED STATEMENT OF CASH FLOWS

		September 30

		Three Months Ended		Nine Months Ended

(unaudited) ($ millions)		2003	2002	2003	2002

OPERATING ACTIVITIES
Net earnings from continuing operations		$399	$116	$2,418	$729
Depreciation, depletion and amortization		748	605	2,211	1,392
Future income taxes	(Note 6)	203	97	475	245
Other		(3)	98	(467)	(159)

Cash flow from continuing operations		1,347	916	4,637	2,207
Cash flow from discontinued operations		5	106	5	142

Cash flow		1,352	1,022	4,642	2,349
Net change in other assets and liabilities		(92)	—	(115)	(22)
Net change in non-cash working capital from continuing operations		168	(322)	229	(811)
Net change in non-cash working capital from discontinued operations		(4)	45	78	74

		1,424	745	4,834	1,590

INVESTING ACTIVITIES
Business combination		—	—	—	(128)
Capital expenditures	(Note 3)	(1,849)	(1,440)	(4,880)	(3,311)
Proceeds on disposal of capital assets		—	133	27	376
Corporate acquisitions	(Note 2)	(128)	—	(307)	—
Equity investments		(34)	—	(222)	—
Net change in investments and other		(56)	27	(96)	15
Net change in non-cash working capital from continuing operations		63	83	(173)	(167)
Discontinued operations		424	(65)	2,372	(134)

		(1,580)	(1,262)	(3,279)	(3,349)

FINANCING ACTIVITIES
Net issuance of long-term debt		896	813	56	1,305
Issuance of common shares	(Note 8)	16	27	136	96
Repurchase of common shares	(Note 8)	(772)	—	(940)	—
Dividends on common shares		(47)	(47)	(143)	(120)
Payments to preferred securities holders		(20)	(24)	(32)	(31)
Net change in non-cash working capital from continuing operations		(5)	3	(13)	2
Discontinued operations		—	(4)	(438)	(9)
Other		11	7	(7)	(25)

		79	775	(1,381)	1,218

DEDUCT: FOREIGN EXCHANGE (GAIN) LOSS ON CASH AND CASH EQUIVALENTS HELD IN FOREIGN CURRENCY		(6)	(4)	22	7

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS		(71)	262	152	(548)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD		406	153	183	963

CASH AND CASH EQUIVALENTS, END OF PERIOD		$335	$415	$335	$415

See accompanying Notes to Consolidated Financial Statements.

Interim Report
For the period ended September 30, 2003

EnCana Corporation

Notes to Consolidated Financial Statements (unaudited)

1.   BASIS OF PRESENTATION

The interim Consolidated Financial Statements include the accounts of EnCana Corporation and its subsidiaries (the “Company”), and are presented in accordance with Canadian generally accepted accounting principles. The Company is in the business of exploration, production and marketing of natural gas, natural gas liquids and crude oil, as well as natural gas storage operations, natural gas liquids processing and power generation operations.

The interim Consolidated Financial Statements have been prepared following the same accounting policies and methods of computation as the annual audited Consolidated Financial Statements for the year ended December 31, 2002. The disclosures provided below are incremental to those included with the annual audited Consolidated Financial Statements. The interim Consolidated Financial Statements should be read in conjunction with the annual audited Consolidated Financial Statements and the notes thereto for the year ended December 31, 2002.

2.   CORPORATE ACQUISITIONS

On January 31, 2003, the Company acquired the Ecuadorian interests of Vintage Petroleum Inc. (Vintage) for net cash consideration of $179 million (US$116 million).

On July 18, 2003, the Company acquired the common shares of Savannah Energy Inc. (Savannah) for net cash consideration of $128 million (US$91 million). Savannah’s operations are in Texas, USA.

These purchases were accounted for using the purchase method with the results reflected in the consolidated results of EnCana from the dates of acquisition. These acquisitions were accounted for as follows:

($ millions)	Vintage	Savannah

Working Capital	$2	$1
Capital Assets	194	155
Future Income Taxes	(17)	(28)

	$179	$128

3.   SEGMENTED INFORMATION

The Company has defined its continuing operations into the following segments:

•	Upstream includes the Company’s exploration for and production of natural gas, natural gas liquids and crude oil and related Non-producing activities. The Company’s Upstream operations are located in Canada, the United States, the U.K. central North Sea, Ecuador and International New Ventures exploration activity in the Gulf of Mexico, the U.K. central North Sea, the Middle East, Africa, Australia, Latin America, as well as, the Canadian East Coast and the North American northern frontier.

•	Midstream & Marketing includes natural gas storage operations, natural gas liquids processing and power generation operations, as well as, marketing activity under which the Company purchases and takes delivery of product from others and delivers product to customers under transportation arrangements not utilized for the Company’s own production.

The Company reports its segmented financial results showing revenue prior to all royalty payments, both cash and in-kind, consistent with Canadian disclosure practices for the oil and gas industry.

Operations that have been discontinued are disclosed in Note 4.

Interim Report
For the period ended September 30, 2003

EnCana Corporation

Notes to Consolidated Financial Statements (unaudited)

3.   SEGMENTED INFORMATION (continued)

Results of Operations (For the three months ended September 30)

	Upstream		Midstream & Marketing

($ millions)	2003	2002	2003	2002

Revenues
Gross revenue	$2,410	$1,828	$1,077	$1,165
Royalties and production taxes	373	256	—	—

Revenues, net of royalties and production taxes	2,037	1,572	1,077	1,165

Expenses
Transportation and selling	158	126	15	48
Operating	357	296	88	54
Purchased product	—	—	955	1,041
Depreciation, depletion and amortization	716	579	12	10

Segment Income	$806	$571	$7	$12

	Corporate		Consolidated

	2003	2002	2003	2002

Revenues
Gross revenue	$2	$4	$3,489	$2,997
Royalties and production taxes	—	—	373	256

Revenues, net of royalties and production taxes	2	4	3,116	2,741

Expenses
Transportation and selling	—	—	173	174
Operating	—	—	445	350
Purchased product	—	—	955	1,041
Depreciation, depletion and amortization	20	16	748	605

Segment Income	$(18)	$(12)	795	571

Administrative			56	50
Interest, net			87	112
Foreign exchange (gain) loss			(25)	156

			118	318

Net Earnings Before Income Tax			677	253
Income tax expense			278	126
Distributions on subsidiary preferred securities, net of tax			—	11

Net Earnings from Continuing Operations			$399	$116

Interim Report
For the period ended September 30, 2003

EnCana Corporation

Notes to Consolidated Financial Statements (unaudited)

3.   SEGMENTED INFORMATION (continued)

Geographic and Product Information (For the three months ended September 30)

Upstream
	North America

	Produced Gas and NGLs

	Canada		U.S. Rockies		Crude Oil

($ millions)	2003	2002	2003	2002	2003	2002

Revenues
Gross revenue	$1,324	$881	$480	$260	$359	$438
Royalties and production taxes	180	83	130	55	21	54

Revenues, net of royalties and production taxes	1,144	798	350	205	338	384

Expenses
Transportation and selling	99	58	30	32	12	17
Operating	128	123	26	18	113	91
Depreciation, depletion and amortization	377	290	107	103	167	116

Segment Income	$540	$327	$187	$52	$46	$160

	Ecuador		U.K. North Sea		Non-Producing		Total Upstream

	2003	2002	2003	2002	2003	2002	2003	2002

Revenues
Gross revenue	$152	$186	$23	$37	$72	$26	$2,410	$1,828
Royalties and production taxes	42	64	—	—	—	—	373	256

Revenues, net of royalties and production taxes	110	122	23	37	72	26	2,037	1,572

Expenses
Transportation and selling	12	14	5	5	—	—	158	126
Operating	22	24	4	5	64	35	357	296
Depreciation, depletion and amortization	46	37	16	29	3	4	716	579

Segment Income	$30	$47	$(2)	$(2)	$5	$(13)	$806	$571

Midstream & Marketing
					Total Midstream
	Midstream		Marketing*		& Marketing

($ millions)	2003	2002	2003	2002	2003	2002

Revenues
Gross revenue	$248	$156	$829	$1,009	$1,077	$1,165

Expenses
Transportation and selling	—	—	15	48	15	48
Operating	79	48	9	6	88	54
Purchased product	155	72	800	969	955	1,041
Depreciation, depletion and amortization	10	9	2	1	12	10

Segment Income	$4	$27	$3	$(15)	$7	$12

*	Includes transportation cost optimization activity under which the Company purchases and takes delivery of product from others and delivers product to customers under transportation arrangements not utilized for the Company’s own production.

Interim Report
For the period ended September 30, 2003

EnCana Corporation

Notes to Consolidated Financial Statements (unaudited)

3.   SEGMENTED INFORMATION (continued)

Results of Operations (For the nine months ended September 30)

	Upstream		Midstream & Marketing

($ millions)	2003	2002	2003	2002

Revenues
Gross revenue	$7,779	$4,255	$3,901	$2,735
Royalties and production taxes	1,306	605	—	—

Revenues, net of royalties and production taxes	6,473	3,650	3,901	2,735

Expenses
Transportation and selling	474	277	63	103
Operating	1,026	676	346	193
Purchased product	—	—	3,458	2,317
Depreciation, depletion and amortization	2,136	1,317	30	41

Segment Income	$2,837	$1,380	$4	$81

	Corporate		Consolidated

	2003	2002	2003	2002

Revenues
Gross revenue	$4	$3	$11,684	$6,993
Royalties and production taxes	—	—	1,306	605

Revenues, net of royalties and production taxes	4	3	10,378	6,388

Expenses
Transportation and selling	—	—	537	380
Operating	—	—	1,372	869
Purchased product	—	—	3,458	2,317
Depreciation, depletion and amortization	45	34	2,211	1,392

Segment Income	$(41)	$(31)	2,800	1,430

Administrative			172	111
Interest, net			257	242
Foreign exchange (gain)			(560)	(24)

			(131)	329

Net Earnings Before Income Tax			2,931	1,101
Income tax expense			513	361
Distributions on subsidiary preferred securities, net of tax			—	11

Net Earnings from Continuing Operations			$2,418	$729

Interim Report
For the period ended September 30, 2003

EnCana Corporation

Notes to Consolidated Financial Statements (unaudited)

3.   SEGMENTED INFORMATION (continued)

Geographic and Product Information (For the nine months ended September 30)

Upstream
	North America

	Produced Gas and NGLs

	Canada		U.S. Rockies		Crude Oil

($ millions)	2003	2002	2003	2002	2003	2002

Revenues
Gross revenue	$4,377	$2,193	$1,491	$467	$1,150	$1,040
Royalties and production taxes	625	243	393	104	136	135

Revenues, net of royalties and production taxes	3,752	1,950	1,098	363	1,014	905

Expenses
Transportation and selling	277	146	79	57	69	35
Operating	384	274	63	38	322	227
Depreciation, depletion and amortization	1,164	697	301	195	464	279

Segment Income	$1,927	$833	$655	$73	$159	$364

	Ecuador		U.K. North Sea		Non-Producing		Total Upstream

	2003	2002	2003	2002	2003	2002	2003	2002

Revenues
Gross revenue	$475	$368	$105	$126	$181	$61	$7,779	$4,255
Royalties and production taxes	152	123	—	—	—	—	1,306	605

Revenues, net of royalties and production taxes	323	245	105	126	181	61	6,473	3,650

Expenses
Transportation and selling	33	24	16	15	—	—	474	277
Operating	70	55	13	11	174	71	1,026	676
Depreciation, depletion and amortization	124	88	76	48	7	10	2,136	1,317

Segment Income	$96	$78	$—	$52	$—	$(20)	$2,837	$1,380

Midstream & Marketing
					Total Midstream
	Midstream		Marketing*		& Marketing

($ millions)	2003	2002	2003	2002	2003	2002

Revenues
Gross revenue	$940	$386	$2,961	$2,349	$3,901	$2,735

Expenses
Transportation and selling	—	—	63	103	63	103
Operating	272	181	74	12	346	193
Purchased product	613	123	2,845	2,194	3,458	2,317
Depreciation, depletion and amortization	27	33	3	8	30	41

Segment Income	$28	$49	$(24)	$32	$4	$81

*	Includes transportation cost optimization activity under which the Company purchases and takes delivery of product from others and delivers product to customers under transportation arrangements not utilized for the Company’s own production.

Interim Report
For the period ended September 30, 2003

EnCana Corporation

Notes to Consolidated Financial Statements (unaudited)

3.   SEGMENTED INFORMATION (continued)

Capital Expenditures

	Three Months Ended		Nine Months Ended
	September 30		September 30

($ millions)	2003	2002	2003	2002

Upstream
Canada	$1,238	$359	$3,250	$1,406
United States	384	876	885	1,500
Ecuador	90	96	247	168
United Kingdom	26	41	64	103
Other Countries	21	27	89	66
Midstream & Marketing	80	22	290	39
Corporate	10	19	55	29

Total	$1,849	$1,440	$4,880	$3,311

Capital and Total Assets

	Capital Assets		Total Assets
	As at		As at

	September 30,	December 31,	September 30,	December 31,
($ millions)	2003	2002	2003	2002

Upstream	$23,252	$21,422	$24,585	$25,192
Midstream & Marketing	970	742	2,469	2,216
Corporate	218	192	3,158	492
Assets of Discontinued Operations			—	3,422

Total	$24,440	$22,356	$30,212	$31,322

Interim Report
For the period ended September 30, 2003

EnCana Corporation

Notes to Consolidated Financial Statements (unaudited)

4.   DISCONTINUED OPERATIONS

On February 28, 2003, the Company completed the sale of its 10 percent working interest in the Syncrude Joint Venture (“Syncrude”) to Canadian Oil Sands Limited for net cash consideration of $1,026 million plus closing adjustments. The Company also granted Canadian Oil Sands Limited an option to purchase its remaining 3.75 percent working interest in Syncrude and a gross-overriding royalty interest. On July 10, 2003, the Company completed the sale of the remaining interest in Syncrude for net cash consideration of $427 million, subject to closing adjustments. This transaction completed the Company’s disposition of its interest in Syncrude and, as a result, these operations have been accounted for as discontinued operations. There was no gain or loss on this sale.

On April 24, 2002, the Company adopted formal plans to exit from the Houston-based merchant energy operation, which was included in the Midstream & Marketing segment. Accordingly, these operations have been accounted for as discontinued operations. The wind-down of these operations was substantially completed at December 31, 2002.

On July 9, 2002, the Company announced that it planned to sell its 70 percent equity investment in the Cold Lake Pipeline System and its 100 percent interest in the Express Pipeline System. Accordingly, these operations have been accounted for as discontinued operations. On January 2, 2003 and January 9, 2003, the Company completed the sale of its interest in the Cold Lake Pipeline System and Express Pipeline System for total consideration of approximately $1.6 billion, including assumption of related long-term debt, and recorded an after-tax gain on sale of $263 million.

The following table presents the effect of the discontinued operations on the Consolidated Financial Statements:

Consolidated Statement of Earnings
	For the three months ended September 30

			Merchant		Midstream -
	Syncrude		Energy		Pipelines		Total

($ millions)	2003	2002	2003	2002	2003	2002	2003	2002

Revenues, net of royalties and production taxes	$11	$141	$—	$154	$—	$91	$11	$386

Expenses
Transportation and selling	—	2	—	—	—	—	—	2
Operating	6	44	—	—	—	33	6	77
Purchased product	—	—	—	162	—	—	—	162
Administrative	—	—	—	16	—	—	—	16
Interest, net	—	—	—	—	—	11	—	11
Foreign exchange loss	—	—	—	—	—	7	—	7
Depreciation, depletion and amortization	1	11	—	—	—	12	1	23
(Gain) loss on discontinuance	—	—	—	(29)	—	—	—	(29)

	7	57	—	149	—	63	7	269

Net Earnings Before Income Tax	4	84	—	5	—	28	4	117
Income tax expense	3	16	—	2	—	11	3	29

Net Earnings from Discontinued Operations	$1	$68	$—	$3	$—	$17	$1	$88

Consolidated Statement of Earnings
	For the nine months ended September 30

			Merchant		Merchant -
	Syncrude*		Energy		Pipelines*		Total

($ millions)	2003	2002	2003	2002	2003	2002	2003	2002

Revenues, net of royalties and production taxes	$129	$231	$—	$1,463	$—	$149	$129	$1,843

Expenses
Transportation and selling	2	3	—	—	—	—	2	3
Operating	69	112	—	—	—	53	69	165
Purchased product	—	—	—	1,475	—	—	—	1,475
Administrative	—	—	—	34	—	—	—	34
Interest, net	—	—	—	—	—	22	—	22
Foreign exchange (gain)	—	—	—	—	—	(3)	—	(3)
Depreciation, depletion and amortization	10	18	—	1	—	23	10	42
(Gain) loss on discontinuance	—	—	—	24	(343)	—	(343)	24

	81	133	—	1,534	(343)	95	(262)	1,762

Net Earnings (Loss) Before Income Tax	48	98	—	(71)	343	54	391	81
Income tax expense (recovery)	17	18	—	(25)	80	22	97	15

Net Earnings (Loss) from Discontinued Operations	$31	$80	$—	$(46)	$263	$32	$294	$66

*	Reflects only six months of earnings for 2002 as EnCana did not, at that time, own the operations which have been discontinued.

Interim Report
For the period ended September 30, 2003

EnCana Corporation

Notes to Consolidated Financial Statements (unaudited)

4.   DISCONTINUED OPERATIONS (continued)

Consolidated Balance Sheet

	As at September 30

			Merchant		Midstream -
	Syncrude		Energy		Pipelines		Total

($ millions)	2003	2002	2003	2002	2003	2002	2003	2002

Assets
Cash and cash equivalents	$—	$15	$—	$—	$—	$60	$—	$75
Accounts receivable and accrued revenue	—	54	—	55	—	32	—	141
Inventories	—	17	—	—	—	1	—	18

	—	86	—	55	—	93	—	234
Capital assets, net	—	1,332	—	—	—	819	—	2,151
Investments and other assets	—	—	—	—	—	369	—	369
Goodwill	—	417	—	—	—	—	—	417

	—	1,835	—	55	—	1,281	—	3,171

Liabilities
Accounts payable and accrued liabilities	—	96	—	30	—	44	—	170
Income tax payable	—	(2)	—	—	—	5	—	3
Current portion of long-term debt	—	—	—	—	—	25	—	25

	—	94	—	30	—	74	—	198
Deferred credits and other liabilities	—	21	—	—	—	—	—	21
Long-term debt	—	—	—	—	—	583	—	583
Future income taxes	—	341	—	—	—	155	—	496

	—	456	—	30	—	812	—	1,298

Net Assets of Discontinued Operations	$—	$1,379	$—	$25	$—	$469	$—	$1,873

Consolidated Balance Sheet

	As at December 31

($ millions)	2002	2001

Assets
Cash and cash equivalents	$97	$—
Accounts receivable and accrued revenue	96	632
Inventories	16	70

	209	702
Capital assets, net	2,231	9
Investments and other assets	374	17
Goodwill	608	—

	3,422	728

Liabilities
Accounts payable and accrued liabilities	153	584
Income tax payable	11	—
Short-term debt	438	—
Current portion of long-term debt	23	—

	625	584
Long-term debt	576	—
Deferred credits and other liabilities	21	2
Future income taxes	536	—

	1,758	586

Net Assets of Discontinued Operations	$1,664	$142

Interim Report
For the period ended September 30, 2003

EnCana Corporation

Notes to Consolidated Financial Statements (unaudited)

5. FOREIGN EXCHANGE (GAIN) LOSS

	Three Months Ended		Nine Months Ended
	September 30		September 30

($ millions)	2003	2002	2003	2002

Unrealized foreign exchange (gain) loss on translation of U.S. dollar debt	$(18)	$183	$(511)	$(21)
Other foreign exchange (gains)	(7)	(27)	(49)	(3)

	$(25)	$156	$(560)	$(24)

6. INCOME TAXES

	Three Months Ended		Nine Months Ended
	September 30		September 30

($ millions)	2003	2002	2003	2002

Provision for Income Taxes
Current
Canada	$47	$73	$(12)	$137
United States	14	(57)	14	(49)
Ecuador	11	7	30	14
United Kingdom	2	4	5	12
Other Countries	1	2	1	2

	75	29	38	116
Future	203	97	961	287
Future tax rate reductions *	—	—	(486)	(42)

	$278	$126	$513	$361

* During the second quarter of 2003, both the Canadian federal and Alberta governments substantively enacted income tax rate reductions previously announced.

7. LONG-TERM DEBT

	As at	As at
	September 30,	December 31,
($ millions)	2003	2002

Canadian Dollar Denominated Debt
Revolving credit and term loan borrowings	$1,624	$1,388
Unsecured notes and debentures	1,725	1,825

	3,349	3,213

U.S. Dollar Denominated Debt
Revolving credit and term loan borrowings	728	696
Unsecured notes and debentures	2,989	3,608

	3,717	4,304

Increase in Value of Debt Acquired *	87	90
Current Portion of Long-term Debt	(50)	(212)

	$7,103	$7,395

On October 2, 2003, the Company completed the issuance of US$500 million unsecured notes with a coupon rate of 4.75%. These notes mature in 2013. Proceeds from the offering were used to repay amounts recorded as revolving credit and term loan borrowings.

* Certain of the notes and debentures of the Company were acquired in the business combination with Alberta Energy Company Ltd. on April 5, 2002 and were accounted for at their fair value at the date of acquisition. The difference between the fair value and the principal amount of the debt is being amortized over the remaining life of the outstanding debt acquired, approximately 23 years.

Interim Report
For the period ended September 30, 2003

EnCana Corporation

Notes to Consolidated Financial Statements (unaudited)

8. SHARE CAPITAL

	September 30, 2003		December 31, 2002

(millions)	Number	Amount	Number	Amount

Common Shares Outstanding, Beginning of Year	478.9	$8,732	254.9	$196
Shares Issued to AEC Shareholders	—	—	218.5	8,397
Shares Issued under Option Plans	4.7	136	5.5	139
Shares Repurchased	(18.6)	(341)	—	—

Common Shares Outstanding, End of Period	465.0	$8,527	478.9	$8,732

During the quarter, the Company purchased, for cancellation, 15,281,500 common shares (Year-to-date — 18,624,400 common shares) for total consideration of approximately $772 million (Year-to-date — $940 million). Of the $940 million paid this year, $341 million was charged to Share capital, $96 million was charged to Paid in surplus and $503 million was charged to Retained earnings.

The Company has stock-based compensation plans that allow employees and directors to purchase common shares of the Company. Option exercise prices approximate the market price for the common shares on the date the options were issued. Options granted under the plan are generally fully exercisable after three years and expire five years after the grant date. Options granted under previous successor and/or related company replacement plans expire ten years from the date the options were granted.

The following tables summarize the information about options to purchase common shares at September 30, 2003:

		Weighted
	Stock	Average
	Options	Exercise
	(millions)	Price ($)

Outstanding, Beginning of Year	29.6	39.74
Granted under EnCana Plans	6.1	47.98
Exercised	(4.7)	28.59
Forfeited	(1.1)	47.44

Outstanding, End of Period	29.9	42.89

Exercisable, End of Period	16.2	38.54

	Outstanding Options			Exercisable Options

		Weighted
	Number of	Average	Weighted	Number of	Weighted
	Options	Remaining	Average	Options	Average
	Outstanding	Contractual	Exercise	Outstanding	Exercise
Range of Exercise Price ($)	(millions)	Life (years)	Price ($)	(millions)	Price ($)

13.50 to 19.99	1.8	0.8	18.87	1.8	18.87
20.00 to 24.99	1.4	1.7	22.35	1.4	22.35
25.00 to 29.99	2.3	1.7	26.51	2.3	26.51
30.00 to 43.99	1.4	2.5	38.78	1.2	38.30
44.00 to 53.00	23.0	3.8	47.93	9.5	47.69

	29.9	2.8	42.89	16.2	38.54

Interim Report
For the period ended September 30, 2003

EnCana Corporation

Notes to Consolidated Financial Statements (unaudited)

8. SHARE CAPITAL (continued)

The Company does not record compensation expense in the Consolidated Financial Statements for share options granted to employees and directors. If the fair-value method had been used, the Company’s Net Earnings and Net Earnings per Common Share would approximate the following pro forma amounts:

	Nine Months Ended
	September 30

($ millions, except per share amounts)	2003	2002

Compensation Costs	53	65

Net Earnings
As reported	2,712	795
Pro forma	2,659	730

Net Earnings per Common Share
Basic
As reported	5.69	1.99
Pro forma	5.58	1.83
Diluted
As reported	5.60	1.96
Pro forma	5.49	1.80

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with weighted average assumptions for grants as follows:

	Nine Months Ended
	September 30

	2003	2002

Weighted Average Fair Value of Options Granted	$12.21	$13.35
Risk Free Interest Rate	3.89%	4.36%
Expected Lives (years)	3.00	3.00
Expected Volatility	0.33	0.35
Annual Dividend per Share	$0.40	$0.40

9. PER SHARE AMOUNTS

The following table summarizes the common shares used in calculating net earnings per common share:

	Three Months Ended				Nine Months Ended

	March 31	June 30	September 30		September 30

(millions)	2003	2003	2003	2002	2003	2002

Weighted Average Common Shares Outstanding — Basic	479.9	480.6	473.4	476.8	478.0	397.8
Effect of Dilutive Securities	7.0	6.3	7.1	5.4	8.3	6.9

Weighted Average Common Shares Outstanding — Diluted	486.9	486.9	480.5	482.2	486.3	404.7

Interim Report
For the period ended September 30, 2003

EnCana Corporation

Notes to Consolidated Financial Statements (unaudited)

10. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

Unrecognized gains (losses) on risk management activities are as follows:

As at
($ millions)	September 30, 2003

Commodity Price Risk
Crude oil	$(224)
Gas storage optimization	82
Natural gas	374
Power	4
Foreign Currency Risk	23
Interest Rate Risk	59

Unrecognized Gains	$318

Information with respect to power, foreign currency risk and interest rate risk contracts in place at December 31, 2002, is disclosed in Note 19 to the Company’s annual audited Consolidated Financial Statements. No significant new contracts have been entered into as at September 30, 2003.

Crude Oil

As at September 30, 2003, the Company’s corporate oil risk management activities had an unrecognized loss of $224 million. The contracts were as follows:

	Notional		Average	Unrecognized
	Volumes		Price	Gain/(Loss)
	(bbl/d)	Term	(US$/bbl)	(Cdn$ millions)

Fixed WTI NYMEX Price	85,000	2003	25.28	$(37)
Fixed WTI NYMEX Price	62,500	2004	23.13	(109)
Collars on WTI NYMEX	40,000	2003	21.95-29.00	(5)
Collars on WTI NYMEX	62,500	2004	20.00-25.69	(73)

				$(224)

Gas Storage Optimization

As part of the Company’s gas storage optimization program, the Company has entered into financial contracts at various locations and terms over the next 13 months to manage the price volatility of the corresponding physical transactions and inventory.

As at September 30, 2003, the unrecognized gain on gas storage optimization contracts was $82 million. The contracts are as follows:

	Notional		Unrecognized
	Volumes	Price	Gain/(Loss)
	(bcf)	(US$/mcf)	(Cdn$ millions)

Financial Instruments
Purchases	213.1	5.21	$(77)
Sales	251.4	5.44	125

			48
Physical Contracts			34

			$82

The unrecognized gain does not reflect unrealized gains on physical inventory in storage.

Interim Report
For the period ended September 30, 2003

EnCana Corporation

Notes to Consolidated Financial Statements (unaudited)

10. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (continued)

Natural Gas

At September 30, 2003, the fair value of financial instruments and physical contracts that related to the corporate gas risk management activities was $374 million. The contracts are as follows:

	Notional					Unrecognized
	Volumes	Physical/				Gain/(Loss)
	(MMcf/d)	Financial	Term	Price		(Cdn$ millions)

Fixed Price Contracts
Sales Contracts
Fixed AECO price	561	Financial	2003	6.36	Cdn$/mcf	$27
Fixed AECO price	10	Financial	2003	3.37	US$/mmbtu	(1)
Fixed AECO price	10	Physical	2003	3.34	US$/mmbtu	(1)
NYMEX Fixed price*	536	Financial	2003	4.50	US$/mmbtu	(19)
NYMEX Collars	50	Physical	2003	2.46-4.90	US$/mmbtu	(1)

Fixed AECO price	453	Financial	2004	6.20	Cdn$/mcf	77
AECO Collars	71	Financial	2004	5.34-7.52	Cdn$/mcf	8
NYMEX Fixed price*	536	Financial	2004	5.06	US$/mmbtu	48
Chicago Fixed price	40	Financial	2004	5.42	US$/mmbtu	9
NYMEX Collars	10	Financial	2004	4.60-6.55	US$/mmbtu	2
NYMEX Collars	50	Physical	2004	2.46-4.90	US$/mmbtu	(16)
NYMEX Collars	47	Physical	2005-2007	2.46-4.90	US$/mmbtu	(40)

Basis Contracts
Sales Contracts
Fixed NYMEX to AECO basis*	364	Financial	2003	(0.55)	US$/mmbtu	(2)
Fixed NYMEX to Rockies basis	280	Financial	2003	(0.50)	US$/mmbtu	(2)
Fixed NYMEX to Rockies basis	418	Physical	2003	(0.52)	US$/mmbtu	(5)
Fixed NYMEX to San Juan basis	33	Financial	2003	(0.63)	US$/mmbtu	(1)
Fixed NYMEX to San Juan basis	33	Physical	2003	(0.64)	US$/mmbtu	(1)

Fixed NYMEX to AECO basis*	336	Financial	2004	(0.54)	US$/mmbtu	24
Fixed NYMEX to Rockies basis	190	Financial	2004	(0.42)	US$/mmbtu	16
Fixed NYMEX to Rockies basis	403	Physical	2004	(0.49)	US$/mmbtu	20
Fixed NYMEX to San Juan basis	60	Financial	2004	(0.63)	US$/mmbtu	(1)
Fixed NYMEX to San Juan basis	50	Physical	2004	(0.64)	US$/mmbtu	(1)

Fixed NYMEX to AECO basis*	677	Financial	2005-2007	(0.65)	US$/mmbtu	69
Fixed NYMEX to Rockies basis	132	Financial	2005-2007	(0.44)	US$/mmbtu	49
Fixed NYMEX to Rockies basis	250	Physical	2005-2007	(0.47)	US$/mmbtu	83
Fixed NYMEX to San Juan basis	69	Financial	2005-2006	(0.63)	US$/mmbtu	—
Fixed NYMEX to San Juan basis	46	Physical	2005-2006	(0.64)	US$/mmbtu	(1)
Purchase Contracts
Fixed Nymex to AECO basis*	119	Financial	2003	(0.77)	US$/mmbtu	2

Alliance Pipeline Mitigation
Sale Contracts	14	Financial	2003	3.92	US$/mmbtu	(1)
Purchase Contracts	15	Physical	2003	3.24	Cdn$/mcf	3

						344
Gas Marketing Financial Positions (1)						(3)
Gas Marketing Physical Positions (1)						33

						$374

* Certain Fixed NYMEX to AECO basis and NYMEX Fixed price contracts have previously been combined and reported as Fixed AECO prices. They are now reclassified and reported separately.

(1) The gas marketing activities are part of the daily ongoing operations of the Company’s proprietary production management.

11. RECLASSIFICATION

Certain information provided for prior periods has been reclassified to conform to the presentation adopted in 2003.